Exhibit 99.1

PR INQUIRIES:

Charles Messman
+1 949-362-5800

IR@smithmicro.com

Smith Micro Announces $5.5 Million Private Placement of Newly Designated Convertible Preferred Stock

ALISO VIEJO, CA, October 3, 2017 – Smith Micro Software, Inc. (NASDAQ: SMSI), today announced that on September 29, 2017 it entered into a securities purchase agreement with a total purchase price of $5,500,000, with several investors for the issuance and sale (the “Offering”) of 5,500 shares of the Company’s newly designated Series B 10% Convertible Preferred Stock (the “Series B Preferred Stock”) at $1,000 per share.  The Series B Preferred Stock is convertible into the Company’s Common Stock at a conversion price of $1.14 per share, which was the closing bid price of the Common Stock on September 28, 2017, or approximately 4,824,000 shares of Common Stock in the aggregate.

In the Offering, the Company raised gross cash proceeds of $2,700,000, and exchanged outstanding indebtedness with a principal amount of $2,800,000 which was owed to William W. Smith, Jr. and Dieva L. Smith and another director of the Company.  The Offering raised net cash proceeds of approximately $2,400,000 (after deducting the placement agent fee and expenses of the Offering), and resulted in an increase in the Company’s stockholders’ equity of approximately $5,200,000. The Company intends to use the net cash proceeds from the Offering for working capital purposes.

The Company engaged Sutter Securities Incorporated as placement agent for the Offering.  Chardan acted as the Company’s financial advisor in connection with the Offering.

The Offering was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each of the Purchasers represented that it is an accredited investor within the meaning of Rule 501(a) of Regulation D, and was acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by the Company or its representatives.

Exhibit 99.1

About Smith Micro Software, Inc.:

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers, device manufacturers, and enterprise businesses around the world. From optimizing wireless networks to uncovering customer experience insights, and from streamlining Wi-Fi access to ensuring family safety, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones. Our portfolio also includes a wide range of products for creating, sharing and monetizing rich content, such as visual messaging, video streaming, and 2D/3D graphics applications. For more information, visit smithmicro.com (NASDAQ: SMSI)

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the intended use of the proceeds from the Offering. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the company’s ability to continue as a going concern, our ability to raise more funds to meet our capital needs, changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance and timing of deployment of those technologies, and the company's ability to compete effectively with other software and technology companies. These and other factors discussed in the company's filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.